Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

BILL.COM HOLDINGS, INC.

Bill.com Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The Corporation’s Restated Certificate of Incorporation (as amended to the date hereof, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 16, 2019, under the name Bill.com Holdings, Inc.

2. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation.

3. Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted this Certificate of Amendment, and no meeting or vote of the Corporation’s stockholders is required to adopt this Certificate of Amendment.

4. The first sentence of Article I of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is BILL Holdings, Inc. (the “Corporation”).”

* * *

The terms and provisions of this Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time on February 27, 2023.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 17th day of February, 2023.

By:	/s/ René Lacerte
René Lacerte, Founder and CEO